Exhibit (a)(1)(v)

Instructions for Withdrawal

of

Previously Tendered Auction Market Preferred Shares, Series TH7

of

Duff & Phelps Utility and Corporate Bond Trust Inc.

If you tendered to Duff & Phelps Utility and Corporate Bond Trust Inc.(the “Fund”) Preferred Shares (as defined below), in connection with the offer by the Fund to purchase for cash Auction Market Preferred Shares, Series TH7, par value $0.01 per share, of the Fund (“Series TH7 AMPS” or the “Preferred Shares”), having an aggregate liquidation preference of up to $47,500,000 (excluding accrued and unpaid dividends, fees and expenses) (the “Maximum Tender Amount”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 3, 2012 and the related Letter of Transmittal, and you wish to withdraw all or any of your Preferred Shares, please fill out the attached Notice of Withdrawal. If your Preferred Shares are registered in the name of your broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), contact that Nominee Holder to withdraw your tendered Preferred Shares.

1. Withdrawal. If you have tendered your Preferred Shares pursuant to the Offer, you may withdraw your Preferred Shares previously tendered by completing, executing and sending the attached “Notice of Withdrawal” to any one of the addresses set forth on the first page of the Notice of Withdrawal. If your Preferred Shares are registered in the name of your broker or other Nominee Holder, contact that Nominee Holder to withdraw your tendered Preferred Shares.

2. Delivery of Notice of Withdrawal. The Bank of New York Mellon (the “Depositary”) must receive the Notice of Withdrawal prior to 5:00 p.m., Eastern time, on June 4, 2012 (the “Expiration Time”), which is the Expiration Time of the Offer. The method of delivery of any documents related to a withdrawal is at the option and risk of the withdrawing holder of Preferred Shares. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. If your Preferred Shares are registered in the name of your broker or other Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your tendered Preferred Shares. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Preferred Shares.

3. Procedures and Signature Guarantee. The Notice of Withdrawal must specify the name of the person who tendered the Preferred Shares to be withdrawn, the number of Preferred Shares to be withdrawn and the name of the holder of Preferred Shares, if different from that of the person who tendered such Preferred Shares. If the Preferred Shares to be withdrawn has been delivered to the Depositary, a signed notice of withdrawal or an Agent’s Message (as defined in the Offer to Purchase) with (except in the case of Preferred Shares tendered by an Eligible Institution (as defined below)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Preferred Shares. In addition, such notice must specify the name and number of the account at The Depository Trust Company (the “Book-Entry Transfer Facility”) to be credited with the withdrawn Preferred Shares. An “Eligible Institution” is participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (generally a member of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office in the United States). If this Notice of Withdrawal is signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, should indicate location of signing and must submit proper evidence satisfactory to the Fund of their authority to so act.

NOTICE OF WITHDRAWAL

of Auction Market Preferred Shares, Series TH7

of

DUFF & PHELPS UTILITY AND CORPORATE BOND TRUST INC.

(the “Fund”)

Previously Tendered

Pursuant to the Offer to Purchase Dated May 3, 2012

THE WITHDRAWAL DEADLINE IS 5:00 P.M., EASTERN TIME, ON

MONDAY, JUNE 4, 2012, UNLESS THE OFFER IS EXTENDED

This Notice of Withdrawal is Submitted by First Class Mail, By Overnight Courier, By Hand to:

The Bank of New York Mellon

Attn: Corporate Trust Administration- Reorg Unit

101 Barclay Street, Floor 7 East

New York, New York 10286

If you have any questions regarding this Notice of Withdrawal, please contact AST Fund Solutions, LLC, the

Information Agent for the Offer, at (212) 400-2605.

DESCRIPTION OF PREFERRED SHARES WITHDRAWN
Name(s) and Address(es) of Holder(s) (Please fill in, if blank)			Preferred Shares Withdrawn*
Shares of Series TH7 AMPS Withdrawn

	(1)	☐	All
	(2)	☐	Partial:

*Unless otherwise indicated, it will be assumed that all Preferred Shares are being withdrawn.

This Notice of Withdrawal is to be completed if you tendered Auction Market Preferred Shares, Series TH7, par value $0.01 per share (“Series TH7 AMPS” or the “Preferred Shares”), of Duff & Phelps Utility and Corporate Bond Trust Inc. (the “Fund”), in connection with the Fund’s offer to purchase for cash Preferred Shares having an aggregate liquidation preference of up to $47,500,000 (excluding accrued and unpaid dividends, fees and expenses).

Signatures required on the next page.

NOTE: SIGNATURE(S) MUST BE PROVIDED BELOW.

PLEASE READ THE INSTRUCTIONS SET FORTH IN THIS

NOTICE OF WITHDRAWAL CAREFULLY.

Signature(s) of Owner(s):

Date: , 2012
Printed Name(s):

Capacity and Location Signed:

Address:

Guarantee of Signature(s)

(Required if Preferred Shares have been delivered to the Depositary)

[For use by financial institutions only. Place medallion guarantee in space below.]